Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN BOARD OF DIRECTORS ANNOUNCES MARITA ZURAITIS AS

PRESIDENT AND CEO

SPRINGFIELD, Ill., April 24, 2013 – The Board of Directors of Horace Mann Educators Corporation (NYSE:HMN) today announced the hiring of Marita Zuraitis as President and Chief Executive Officer-Elect, effective May 13, 2013. Ms. Zuraitis will work with the Board of Directors and current President and CEO, Peter H. Heckman, over the next several months to achieve an orderly transition to the President and CEO position.

Ms. Zuraitis joins Horace Mann from The Hanover Insurance Group (NYSE: THG) where she was an Executive Vice President and member of The Hanover’s Executive Leadership Team. Since joining The Hanover in 2004, she served as President, Property and Casualty Companies, responsible for the personal and commercial lines operations at Citizens Insurance Company of America, The Hanover Insurance Company and their affiliates, representing $3 billion in annual net written premium. Prior to joining the The Hanover, she was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. Ms. Zuraitis also held a number of increasingly responsible underwriting and field management positions with USF&G and Aetna Life and Casualty.

“Marita Zuraitis has had an exemplary, 30-year career in the insurance industry and is a well-known and highly-respected executive,” said Gabriel Shaheen, Chairman of the Board of Horace Mann Educators Corporation. “Pete Heckman and his management team have built a solid foundation that has positioned the company for continued success, and we are excited to have Marita join us to further develop the quality of service provided to the educator market, profitably grow the business, and continue Horace Mann’s commitment to deliver exceptional value to its shareholders.”

Horace Mann -- the largest national multiline insurance company focusing on educators’ financial needs -- provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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